Investor Relations
Heather Hille
Director, Investor Relations
(952) 887-8923, heather.hille@toro.com

Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Fiscal 2018 Third Quarter Results

•	Residential segment sales up 9.5 percent, rebounding nicely from the late start to spring

•	Reported quarterly EPS of $0.73; adjusted quarterly EPS of $0.68, up 17.2 percent over comparable 2017 period adjusted EPS of $0.58

•	Third quarter net sales increase 4.4 percent to a record $655.8 million

BLOOMINGTON, Minn. (August 23, 2018) - The Toro Company (NYSE: TTC) today reported net earnings of $79.0 million, or $0.73 per share, on a net sales increase of 4.4 percent to $655.8 million for its third quarter ended August 3, 2018. Adjusted 2018 third quarter net earnings were $73.5 million, or $0.68 per share, compared to adjusted net earnings of $65.5 million, or $0.58 per share in the comparable 2017 period, an increase of 17.2 percent.

For the first nine months, Toro reported net earnings of $232.9 million, or $2.14 per share, on a net sales increase of 3.1 percent to $2,079.3 million. Due to the one-time impacts of U.S. tax reform, the first nine months reported net earnings were slightly lower than the comparable 2017 reported net earnings of $233.9 million, on net sales of $2,016.5 million. For the first nine months, adjusted net earnings were $255.9 million, or $2.35 per share, compared to adjusted net earnings of $215.0 million, or $1.93 per share, in the comparable 2017 period, an increase of 21.8 percent. Please see the tables provided for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the comparable GAAP measures.

Third quarter operating earnings as a percent of sales were 14.2 percent, an improvement of 20 basis points compared to 14.0 percent in the same period last year. Operating earnings as a percent of sales for the first nine months was 15.9 percent, an improvement of 60 basis points compared to the same period last year.

The reported tax rate for the third quarter was 15.3 percent compared to 22.6 percent last year. The adjusted tax rate for the third quarter was 21.2 percent compared to the adjusted tax rate of 25.9 percent in the same period last year. For the quarter, the adjusted tax rate excludes the benefit of the excess tax deduction for share-based compensation, as well as adjustments to the provisional tax items recorded in the first quarter of fiscal 2018. For the first nine months, the reported tax rate was 29.2 percent, up from 23.6 percent in the same period last year. The adjusted tax rate was 22.2 percent, down from 29.8 percent for the comparable period. The adjusted rates were significantly impacted by the enactment of U.S. tax reform as previously reported. The unfavorable impact of one-time charges associated with the provisional re-measurement of deferred tax assets and liabilities, and provisional calculation of the deemed repatriation tax, were partially offset by the benefit resulting from the reduction in the federal corporate tax rate. The company continues to estimate that its full fiscal year adjusted 2018 effective income tax rate will be about 23 percent.

2 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results

“As anticipated, we saw strong demand for our walk power and zero-turn mowers as our residential business rebounded nicely after the slow start to spring,” said Richard M. Olson, Toro’s chairman and chief executive officer. “The success of new products also helped bolster sales in our landscape contractor businesses, which drove professional segment revenue growth for the quarter. New products like the Exmark® Radius®, the Toro® TITAN® HD and the new diesel-powered zero-turn mowers in our landscape contractor businesses, have been well received by customers,” said Olson.

“Looking ahead, both our BOSS Snowplow and residential snow businesses have strong orders in hand and are well positioned for the coming season. We are excited about new innovative product introductions like the Toro Power Max® HD two-stage snow thrower and the BOSS rear-mounted plow that allows the operator to efficiently pull and clear snow for enhanced productivity. Other customer favorites, like the EXT extendable plow and our line of V-box spreaders, continue to build momentum.”

“In an environment of increasing input costs, particularly for steel and freight, we are committed to leveraging operational efficiencies, with a continued emphasis on productivity to mitigate the inflationary pressures. Further, we have implemented price increases across our businesses. We expect to realize the full effect of current pricing and productivity measures in fiscal 2019. With the fourth quarter underway, we remain focused on our strategic priorities, including investing in product and process innovations for the long term. The team’s dedication and execution in these areas have us well positioned to deliver on our commitment for another record year.”

In view of the foregoing, the company now expects adjusted net earnings per share to be about $2.66 to $2.69 for fiscal 2018, which reflects the net near-term impact of recently announced and enacted trade policy changes, tariffs and related inflationary pressures on our input costs. These adjusted estimates exclude the one-time charges associated with U.S. tax reform and the benefit of the excess tax deduction for share-based compensation. The company continues to expect revenue growth for fiscal 2018 to be about 4 percent.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the third quarter were $482.5 million, up 3.0 percent from $468.6 million last year. Strong sales of our landscape contractor equipment was the key driver of the positive results for the quarter. The new zero-turn mowers introduced this year in both the Exmark and Toro landscape businesses have been well received by customers. For the first nine months, professional segment net sales were $1,546.5 million, up 6.6 percent from the comparable 2017 period. Strong demand for landscape contractor zero-turn mowers, large reel golf and grounds equipment, and our rental and specialty construction equipment all contributed to the results for the period.

•
Professional segment earnings for the third quarter were $97.7 million, up 0.4 percent from $97.4 million in the same period last year. Professional segment earnings for the first nine months were $338.6 million, up 7.6 percent from $314.5 million compared to the same period last year.

Residential

•
Residential segment net sales for the third quarter were $166.5 million, up 9.5 percent from $152.1 million last year. Favorable weather in our key turf selling season in North America resulted in strong channel demand for our walk power and zero-turn riding mower categories for the quarter. For the first nine months, residential segment net sales were $521.2 million, down 5.4 percent from $550.7 million last year. Below average snowfall early in the season and a late start to spring negatively impacted sales of our residential turf and snow thrower products for the period.

•
Residential segment earnings for the third quarter were $16.0 million, up 40.9 percent from $11.4 million in the comparable period last year. Residential segment earnings for the first nine months were $58.0 million, down 7.9 percent from $63.0 million in the same period last year.

3 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results

OPERATING RESULTS

Gross margin as a percent of sales for the third quarter was 35.6 percent, a decrease of 50 basis points compared to last year. For the first nine months, gross margin as a percent of sales was 36.6 percent, an increase of 10 basis points. For the third quarter, unfavorable commodity and freight costs, supply challenges, as well as the negative impact of segment mix, contributed to the decline. The decline was partially offset by net price realization and productivity efforts. For the first nine months, net price realization, favorable foreign currency and the positive impact of segment mix were offset by increased commodity and freight costs and supply challenges.

Selling, general and administrative (SG&A) expense as a percent of sales for the third quarter was 21.4 percent, a decrease of 70 basis points from the same period last year. For the first nine months, SG&A expense as a percent of sales was 20.8 percent, a decrease of 50 basis points. Prudent expense management and leveraging of costs over higher sales contributed to the decline in both periods. The decrease for both periods was offset in part by continued investment in our key strategic initiatives, including new product development.

Accounts receivable at the end of the third quarter were $219.5 million, down one percent from last year. Net inventories were $364.5 million, up 4.4 percent from last year. This increase was mainly due to slightly elevated WIP inventory levels across multiple businesses caused by supply challenges. Trade payables were $229.0 million, up 8.3 percent from the comparable period last year.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf maintenance, snow and ice management, landscape, rental and specialty construction equipment, and irrigation and outdoor lighting solutions. With sales of $2.5 billion in fiscal 2017, Toro’s global presence extends to more than 125 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL
August 23, 2018 at 10:00 a.m. CDT
www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CDT on August 23, 2018. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Use of Non-GAAP Financial Information
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" effective tax rate, net earnings and net earnings per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial tables contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The Toro Company does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential

4 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results

charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, aluminum, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international relations, operations and markets, including political, economic and/or social instability and conflict, tax, trade and tariff policies in the U.S. and other countries in which we manufacture or sell our products, and implications of the United Kingdom’s process for exiting the European Union; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in, and compliance with laws, regulations and standards, including those relating to consumer product safety, accounting, taxation, trade and tariffs, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

(Financial tables follow)

5 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
Net sales	$655,821	$627,943	$2,079,347	$2,016,549
Gross profit	233,653	226,785	761,948	736,579
Gross profit percentage	35.6%	36.1%	36.6%	36.5%
Selling, general and administrative expense	140,759	139,001	431,859	428,929
Operating earnings	92,894	87,784	330,089	307,650
Interest expense	(4,676)	(4,750)	(14,214)	(14,309)
Other income, net	5,057	5,349	12,951	12,916
Earnings before income taxes	93,275	88,383	328,826	306,257
Provision for income taxes	14,266	19,979	95,924	72,388
Net earnings	$79,009	$68,404	$232,902	$233,869

Basic net earnings per share of common stock	$0.75	$0.63	$2.19	$2.16

Diluted net earnings per share of common stock	$0.73	$0.61	$2.14	$2.10

Weighted-average number of shares of common stock outstanding — Basic	105,751	108,456	106,474	108,434

Weighted-average number of shares of common stock outstanding — Diluted	108,070	111,457	108,930	111,460

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
Professional	$482,494	$468,564	$1,546,536	$1,451,269
Residential	166,513	152,127	521,189	550,651
Other	6,814	7,252	11,622	14,629
Total net sales*	$655,821	$627,943	$2,079,347	$2,016,549

*Includes international net sales of:	$142,534	$139,434	$496,403	$472,317

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss)	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
Professional	$97,716	$97,368	$338,607	$314,545
Residential	16,002	11,360	58,019	62,965
Other	(20,443)	(20,345)	(67,800)	(71,253)
Total segment earnings	$93,275	$88,383	$328,826	$306,257

6 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 3, 2018	August 4, 2017
ASSETS
Cash and cash equivalents	$250,871	$335,026
Receivables, net	219,469	221,551
Inventories, net	364,497	349,022
Prepaid expenses and other current assets	38,187	42,550
Total current assets	873,024	948,149

Property, plant and equipment, net	249,502	226,926
Deferred income taxes	43,590	59,754
Goodwill and other assets, net	368,641	334,715
Total assets	$1,534,757	$1,569,544

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$—	$23,056
Accounts payable	229,041	211,453
Accrued liabilities	282,634	309,385
Total current liabilities	511,675	543,894

Long-term debt, less current portion	312,481	308,793
Deferred revenue	25,087	24,964
Deferred income taxes	1,728	—
Other long-term liabilities	33,542	31,971
Total stockholders’ equity	650,244	659,922
Total liabilities and stockholders’ equity	$1,534,757	$1,569,544

7 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 3, 2018	August 4, 2017
Cash flows from operating activities:
Net earnings	$232,902	$233,869
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash income from finance affiliate	(8,564)	(7,566)
Distributions from finance affiliate, net	6,162	4,617
Provision for depreciation and amortization	41,908	47,713
Stock-based compensation expense	8,588	9,691
Deferred income taxes	20,381	(2,121)
Other	(83)	71
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(34,996)	(54,935)
Inventories, net	(33,554)	(34,069)
Prepaid expenses and other assets	(6,065)	(7,625)
Accounts payable, accrued liabilities, deferred revenue and other long-term liabilities	32,690	86,991
Net cash provided by operating activities	259,369	276,636

Cash flows from investing activities:
Purchases of property, plant and equipment	(51,938)	(36,572)
Proceeds from asset disposals	—	74
Investment in unconsolidated entities	(6,417)	—
Acquisitions, net of cash acquired	(31,202)	(24,181)
Net cash used in investing activities	(89,557)	(60,679)

Cash flows from financing activities:
Payments on long-term debt	(19,757)	(19,158)
Proceeds from exercise of stock options	10,165	9,756
Payments of withholding taxes for stock awards	(3,884)	(3,747)
Purchases of Toro common stock	(151,481)	(92,312)
Dividends paid on Toro common stock	(63,808)	(56,926)
Net cash used in financing activities	(228,765)	(162,387)

Effect of exchange rates on cash and cash equivalents	(432)	7,901

Net (decrease)/increase in cash and cash equivalents	(59,385)	61,471
Cash and cash equivalents as of the beginning of the fiscal period	310,256	273,555
Cash and cash equivalents as of the end of the fiscal period	$250,871	$335,026

8 - The Toro Company Reports Record Fiscal 2018 Third Quarter Results
THE TORO COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands, except per-share data)

The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States ("GAAP"), as information supplemental and in addition to the most directly comparable financial measures presented in the accompanying press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the accompanying press release may differ from similar measures used by other companies.

The following tables provide reconciliations of financial measures calculated and reported in accordance with GAAP as well as adjusted non-GAAP financial measures presented in the accompanying press release for the three and nine month periods ended August 3, 2018 and August 4, 2017. The company believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations, and how management views the business. The following is a reconciliation of our net earnings, diluted earnings per share ("EPS"), and effective tax rate to our adjusted net earnings, adjusted diluted EPS, and adjusted effective tax rate:

	Net Earnings		Diluted EPS		Effective Tax Rate
Three Months Ended	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
As Reported - GAAP	$79,009	$68,404	$0.73	$0.61	15.3%	22.6%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	(1,200)	—	(0.01)	—	1.3%	—%
Deemed repatriation tax[3]	700	—	0.01	—	(0.8)%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(5,025)	(2,934)	(0.05)	(0.03)	5.4%	3.3%
As Adjusted - Non-GAAP	$73,484	$65,470	$0.68	$0.58	21.2%	25.9%

	Net Earnings		Diluted EPS		Effective Tax Rate
Nine Months Ended	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017	August 3, 2018	August 4, 2017
As Reported - GAAP	$232,902	$233,869	$2.14	$2.10	29.2%	23.6%
Impacts of tax reform[1]:
Net deferred tax asset revaluation[2]	19,313	—	0.18	—	(5.9)%	—%
Deemed repatriation tax[3]	13,300	—	0.12	—	(4.0)%	—%
Benefit of the excess tax deduction for share-based compensation[4]	(9,638)	(18,861)	(0.09)	(0.17)	2.9%	6.2%
As Adjusted - Non-GAAP	$255,877	$215,008	$2.35	$1.93	22.2%	29.8%

[1]
The actual impact of the U.S. tax reform may differ from our estimates, due to, among other things, changes in interpretations and assumptions we have made, guidance that may be issued, and changes in our structure or business model.

[2]
Signed into law on December 22, 2017, the Tax Cuts and Jobs Act ("Tax Act"), reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent, effective January 1, 2018, resulting in a blended U.S. federal statutory tax rate for the company of 23.3 percent for the fiscal year ended October 31, 2018. This reduction in rate requires the re-measurement of the company's net deferred taxes as of the date of enactment, which resulted in a non-cash benefit of $1.2 million and a non-cash charge of $19.3 million during the three and nine month periods ended August 3, 2018, respectively.

[3]
The Tax Act imposed a one-time deemed repatriation tax on the company's historical undistributed earnings and profits of foreign affiliates which resulted in charges of $0.7 million and $13.3 million during the three and nine month periods ended August 3, 2018, respectively, payable over eight years.

[4]
In the first quarter of fiscal 2017, the company adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting, which requires that any excess tax deduction for share-based compensation be immediately recorded within income tax expense. The company recorded discrete tax benefits of $5.0 million and $9.6 million as excess tax deductions for share-based compensation during the three and nine months ended August 3, 2018, respectively. The Tax Act reduced the U.S. federal corporate tax rate, which reduced the tax benefit related to share-based compensation by $2.2 million and $4.2 million for the for the three and nine month periods ended August 3, 2018, respectively.

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